Exhibit 10.5

Named Executive Officer Compensation

Effective January 1, 2005, the Compensation Committee of the Board of Directors (the “Committee”) of Chesapeake Energy Corporation set the 2005 annual base salaries of the named executive officers at $900,000 for Aubrey K. McClendon, $900,000 for Tom L. Ward, $530,000 for Marcus C. Rowland, $425,000 for Martha A. Burger and $320,000 for Michael A. Johnson. In addition, the Committee awarded cash bonuses to the named executive officers, payable on January 15, 2005, of $575,000 for Aubrey K. McClendon, $575,000 for Tom L. Ward, $325,000 for Marcus C. Rowland, $215,000 for Martha A. Burger and $120,000 for Michael A. Johnson.